August 4, 2009
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
REPORTS SECOND QUARTER 2009 RESULTS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) recorded a net loss of $0.01 per share for the second quarter of 2009, compared to a loss of $0.06 per share recorded during the second quarter of 2008.  Consolidated net loss was $594,000, compared to a loss of $2.7 million in the prior-year quarter.  Due to the seasonal nature of the business, net losses during the second and third quarters are normal and not generally indicative of earnings for a complete twelve-month period.

According to Jeffrey W. Shaw, Chief Executive Officer, “Second quarter results improved compared to the same period last year primarily due to increases in the return on investments this quarter versus declines in the corresponding prior-year quarter.  Operationally, we are feeling the effects of the recession on our service areas and our company, particularly in regards to growth and declining customer usage, but we are encouraged by the progress we continue to make.  Our improved cash flows and stronger balance sheet prompted Standard and Poor’s to raise its corporate credit rating on Southwest Gas from BBB- to BBB in April of this year.  We remain focused on providing safe and reliable service, controlling operating expenses and capital expenditures, and seeking stable returns through the regulatory process.  We expect a decision in the pending $30.5 million Nevada general rate request by November 1, and

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we anticipate a form of ‘decoupled’ rate design in that case.  We also continue to participate in a productive rulemaking proceeding in Arizona that deals with energy efficiency standards and alternatives for a decoupled rate design.”

For the twelve months ended June 30, 2009, consolidated net income was $63.9 million, or $1.45 per basic share, compared to $80.2 million, or $1.87 per basic share, during the twelve-month period ended June 30, 2008.

Natural Gas Operations Segment Results
Second Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased by approximately $1 million in the second quarter of 2009 compared to the second quarter of 2008.  Net rate changes positively impacted margin by approximately $4 million, consisting of rate relief of $6 million in Arizona and $1 million in California, partially offset by a $3 million decrease related to the return to a seasonal margin methodology in California.  Conservation resulting from current economic conditions and energy efficiency negatively impacted operating margin by $2 million.  Weather changes between quarters resulted in a $1 million margin decrease as somewhat warmer-than-normal temperatures were experienced during both quarters.  Customer growth was not a factor as only 3,000 net new customers (on a comparative seasonally adjusted basis) were added during the last twelve months.

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Operating expenses for the quarter increased $3.7 million, or three percent, compared to the second quarter of 2008 primarily due to incremental operating costs (including depreciation) associated with facilities upgrades and general cost increases.  Other income increased $3.1 million between quarters as the cash surrender values of company-owned life insurance (“COLI”) policies increased by $3.7 million in the second quarter of 2009 compared to a reduction of $500,000 in the prior-year quarter, partially offset by lower interest income.  Net financing costs decreased $2.4 million due principally to a reduction in outstanding debt and lower interest rates on variable-rate debt.

Twelve Months to Date
Operating margin decreased a net $4 million between periods.  Rate relief and rate changes provided $28 million of operating margin, consisting of rate relief of $17 million in Arizona and $2 million in California, and nearly $9 million of timing differences related to the return to a seasonal margin methodology in California.  Customer growth contributed $2 million in operating margin.  Differences in heating demand caused primarily by weather variations between periods resulted in a $22 million operating margin decrease as warmer-than-normal temperatures were experienced during both periods (during the twelve-month period of 2009, operating margin was negatively impacted by $29 million, while the negative impact in the twelve-month period of 2008 was $7 million).  Conservation resulting from current economic conditions and energy efficiency negatively impacted operating margin by $12 million.

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Operating expenses increased $15.8 million, or three percent, between periods due to incremental operating costs (including depreciation) associated with facilities upgrades and general cost increases.  The increase was somewhat mitigated by labor efficiencies primarily resulting from the conversion to electronic meter reading.

Other income, which principally includes interest income, changes in cash surrender values of COLI policies, and non-utility expenses, decreased $8.3 million between periods.  This was primarily due to a $4.1 million incremental decline in the cash surrender values of COLI policies between periods and lower interest income on investments and deferred purchased gas cost receivables that are now recovered.  Net financing costs decreased $8.7 million, or nine percent, due to a reduction in outstanding debt and lower interest rates on variable-rate debt.

Southwest Gas Corporation provides natural gas service to 1,809,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, and the impacts of stock market volatility.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2009	2008

Consolidated Operating Revenues	$387,648	$447,304

Net Loss	$594	$2,725

Average Number of Common Shares Outstanding	44,730	43,324

Loss Per Share	$0.01	$0.06

SIX MONTHS ENDED JUNE 30,	2009	2008

Consolidated Operating Revenues	$1,077,510	$1,260,911

Net Income	$49,387	$46,427

Average Number of Common Shares Outstanding	44,578	43,168

Basic Earnings Per Share	$1.11	$1.08

Diluted Earnings Per Share	$1.10	$1.07

TWELVE MONTHS ENDED JUNE 30,	2009	2008

Consolidated Operating Revenues	$1,961,342	$2,192,746

Net Income	$63,933	$80,246

Average Number of Common Shares Outstanding	44,176	42,865

Basic Earnings Per Share	$1.45	$1.87

Diluted Earnings Per Share	$1.44	$1.86

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED		TWELVE MONTHS ENDED
	JUNE 30,		JUNE 30,		JUNE 30,
	2009	2008	2009	2008	2009	2008

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(2,736)	$(4,907)	$47,116	$44,426	$56,437	$71,147
Contribution to net income - construction services	2,142	2,182	2,271	2,001	7,496	9,099
Net income (loss)	$(594)	$(2,725)	$49,387	$46,427	$63,933	$80,246

Basic earnings (loss) per share	$(0.01)	$(0.06)	$1.11	$1.08	$1.45	$1.87
Diluted earnings (loss) per share	$(0.01)	$(0.06)	$1.10	$1.07	$1.44	$1.86

Average outstanding common shares	44,730	43,324	44,578	43,168	44,176	42,865
Average shares outstanding (assuming dilution)	-	-	44,848	43,466	44,461	43,186

Results of Natural Gas Operations
Gas operating revenues	$316,744	$353,003	$951,850	$1,094,303	$1,648,942	$1,837,821
Net cost of gas sold	167,685	204,580	563,495	705,279	914,193	1,098,845
Operating margin	149,059	148,423	388,355	389,024	734,749	738,976
Operations and maintenance expense	86,846	83,603	171,508	168,809	341,359	332,392
Depreciation and amortization	41,873	41,297	84,212	81,942	168,607	161,426
Taxes other than income taxes	9,504	9,616	19,615	19,810	36,585	36,958
Operating income	10,836	13,907	113,020	118,463	188,198	208,200
Other income (expense)	2,423	(636)	637	(2,162)	(10,670)	(2,336)
Net interest deductions	18,531	20,938	36,713	42,290	77,519	86,263
Net interest deductions on subordinated debentures	1,932	1,932	3,865	3,864	7,730	7,728
Income (loss) before income taxes	(7,204)	(9,599)	73,079	70,147	92,279	111,873
Income tax expense (benefit)	(4,468)	(4,692)	25,963	25,721	35,842	40,726
Contribution to net income (loss) - gas operations	$(2,736)	$(4,907)	$47,116	$44,426	$56,437	$71,147

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
JUNE 30, 2009

FINANCIAL STATISTICS
Market value to book value per share at quarter end	92%
Twelve months to date return on equity -- total company	6.1%
-- gas segment	5.7%
Common stock dividend yield at quarter end	4.3%

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,066,108	8.86%	10.00%
Southern Nevada	574,285	7.79	10.50
Northern Nevada	110,309	8.56	10.50
Southern California	143,851	7.87	10.50
Northern California	52,285	8.99	10.50
South Lake Tahoe	11,815	8.99	10.50
Paiute Pipeline Company (1)	82,853	9.44	11.80

(1) Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	SIX MONTHS ENDED		TWELVE MONTHS ENDED
	JUNE 30,		JUNE 30,
(In dekatherms)	2009	2008	2009	2008
Residential	43,542,586	49,527,119	64,514,089	72,103,049
Small commercial	17,326,439	19,450,739	29,331,177	31,897,674
Large commercial	6,690,623	7,012,801	12,189,966	12,843,607
Industrial / Other	3,964,783	4,985,400	8,749,530	9,829,586
Transportation	51,909,999	55,363,664	112,965,316	113,673,633
Total system throughput	123,434,430	136,339,723	227,750,078	240,347,549

HEATING DEGREE DAY COMPARISON
Actual	1,253	1,427	1,727	1,937
Ten-year average	1,323	1,341	1,876	1,906

Heating degree days for prior periods have been recalculated using the current period customer mix.